EX-99.77M MERGERS

Prior to the opening of business on May 7, 2012 the Allianz RCM Mid-Cap Fund (the "Survivor Fund") acquired all assets and liabilities of the Allianz AGIC Target Fund (the "Target Fund"), (the "Reorganization").

The Trustees of the Allianz Funds (the "Trust")approved an Agreement and Plan of Reorganization associated with the Reorganization at a meeting held on December 15-16, 2011. In approving the Reorganization, the Trustees of the Trust determined that the Target Fund's participation in the Reorganization would be in the best interests of the Target Fund and that the interests of the Target Fund's shareholders would not be diluted as a result of the Reorganization.

Shareholders of the Target Fund approved the Reorganization on May 2, 2012.

Under the Agreement and Plan of Reorganization, the Target Fund transferred all of its assets to the Survivor Fund, in exchange for shares of the Survivor Fund, and the assumption by the Survivor Fund of all of the liabilities of the Target Fund, and the distribution of such shares to the shareholders of the Target Fund in complete liquidation of the Target Fund.

Prior to the opening of business on June 18, 2012 the Allianz AGIC Emerging Markets Opportunities Fund (the "Survivor Fund") acquired all assets and liabilities of the Allianz AGIC Pacific Rim Fund (the "Target Fund"), (the "Reorganization").

The Trustees of the Allianz Funds (the "Trust")approved an Agreement and Plan of Reorganization associated with the Reorganization at a meeting held on April 10, 2012. In approving the Reorganization, the Trustees of the Trust determined that the Target Fund's participation in the Reorganization would be in the best interests of the Target Fund and that the interests of the Target Fund's shareholders would not be diluted as a result of the Reorganization.

No shareholder approval of the Reorganization was required.

Under the Agreement and Plan of Reorganization, the Target Fund transferred all of its assets to the Survivor Fund, in exchange for shares of the Survivor Fund, and the assumption by the Survivor Fund of all of the liabilities of the Target Fund, and the distribution of such shares to the shareholders of the Target Fund in complete liquidation of the Target Fund.